SCHEDULE 14A
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                           SCHEDULE 14A INFORMATION

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                                  Echlin Inc.
               -----------------------------------------------
               (Name of Registrant as Specified in Its Charter)

    -----------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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    REVOCATION SOLICITATION STATEMENT BY ECHLIN INC. IN OPPOSITION TO THE
   SOLICITATION OF DEMANDS BY SPX CORPORATION TO HOLD A SPECIAL MEETING OF
                          SHAREHOLDERS OF ECHLIN INC.

               This Revocation Solicitation Statement is being furnished to shareholders of Echlin Inc., a Connecticut corporation ("Echlin" or the "Company"), by the Board of Directors of the Company (the "Board"). Your Board is seeking revocations ("Revocations") of demands ("Demands") from the Company's shareholders previously given to SPX Corporation, a Delaware corporation ("SPX") in connection with SPX's purported solicitation of Demands (the "SPX Solicitation") to call a special meeting of the Company's shareholders (the "Special Meeting") to vote on the following proposals ("SPX Proposals"):

              (i) to repeal any By-laws adopted by the Company subsequent to April 3, 1997;


             (ii) to remove from office all members of the Board;


            (iii) to amend the By-laws of the Company to fix the number of members of the Board at five; and


             (iv) to fill the newly created vacancies on the Board by electing to the Board five persons whom SPX has purported to nominate as its designees (the "SPX Designees").

               Section 33-696 of the Connecticut Business Corporation Act states that a corporation which has a class of voting stock registered pursuant to Section 12 of the Securities Exchange Act of 1934 shall hold a special meeting of shareholders if the holders of at least thirty-five percent of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting sign, date and deliver to the corporation's secretary one or more written demands for the meeting describing the purpose or purposes for which it is to be held. The Company's By-laws contain a substantially similar provision. The Company's By-laws further provide that each holder of shares of common stock, par value $1.00 per share, of the Company (the "Common Stock") is entitled to one vote per share of Common Stock held. The record date for determining shareholders entitled to demand the Special Meeting and submit Demands in connection therewith is February 17, 1998. As of February 17, 1998, there were 63,248,939 shares of the Company's Common Stock outstanding. Accordingly, SPX would need to deliver to the Company unrevoked Demands from holders of 22,137,129 shares of Common Stock to satisfy the thirty-five percent requirement under Section 33-696.

               SPX has announced an intention to commence an unsolicited exchange offer (the "Proposed Offer") for shares of Common Stock, and the associated preferred stock purchase rights (the "Rights"), in which shareholders of the Company would receive $12 in cash and 0.4796 shares of SPX common stock, par value $10.00 per share, for each share of Common Stock exchanged. SPX has stated that the Proposed Offer is intended to be the first step of a transaction in which a subsidiary of SPX would be merged into the Company (the "Proposed Combination"). Your Board, with the assistance of its advisors, is carefully and deliberately considering the Proposed Offer and the Proposed Combination in accordance with its fiduciary duties under Connecticut law. However, at this time SPX has not commenced the Proposed Offer to the Company's shareholders and is not legally bound to commence the Proposed Offer, or any other offer, now or in the future. Your Board believes SPX's purpose in attempting to call the Special Meeting at this time is to try to dismantle the shareholder protections contained in the Connecticut Business Corporation Act and the Company's Rights Plan so that SPX can acquire the Company at the lowest possible cost to SPX and at the lowest possible price to the Company's shareholders. SPX is asking you to help it accomplish this objective before your Board can properly consider the Proposed Offer and the Proposed Combination -- indeed before SPX has even commenced any formal offer at all to the Company's shareholders.

               Your Board unanimously opposes the SPX Solicitation, unanimously recommends that you DO NOT deliver any Demands (including any Gold demand card) to SPX pursuant to the SPX Solicitation, and is soliciting from you a Revocation of any Demand previously delivered by you to SPX. There will be no meeting at which to revoke a Demand. Your Board urges you to act quickly to revoke any Demand you may have previously delivered to SPX.

               If you have previously signed and returned any Demand (including any Gold demand card), you have every right to change your mind and revoke your Demand by signing, dating and returning the enclosed GREEN revocation card. A shareholder's Revocation of a previously executed Gold demand card will have the effect of opposing SPX's attempt to compel the Company to call the Special Meeting. If you have not previously executed a Demand, your GREEN revocation card will have no legal effect in determining whether the Company must call the Special Meeting.

               The Company is not currently seeking your proxy with respect to any merger or other business combination, the election or removal of any person to or from the Board, or any other matter.

               Whether or not you have previously executed a Demand, the Company urges you to complete, sign, date and deliver the enclosed GREEN revocation card as promptly as possible by mail (using the postage-paid envelope provided) to Morrow & Co.

               The first date this Revocation Solicitation Statement and GREEN revocation card with respect thereto are being sent or given to shareholders is on or about March 16, 1998.

               If your shares are held of record by your bank or brokerage firm, only that firm can execute your GREEN revocation card. Call your bank or broker with your instructions to execute your GREEN revocation card.

               If you have any questions or need any assistance in revoking any Demand (including any Gold demand card) you may have given to SPX, please contact our proxy solicitor, Morrow & Co., Inc. at (800) 566-9061 toll free.

Why You Should Deliver a Green Revocation Card to the Company and Not Deliver a Gold Demand Card to SPX

Shareholders Should Maintain a Board That Is Independent from SPX

               Your Board believes that the interests of the Company and all of its shareholders will be best served by retaining the Company's current directors (the "Directors"), who will continue to act on behalf of the Company and all of its shareholders. If the Directors are removed and replaced with the SPX Designees (three of whom are SPX employees), the Board believes the SPX Designees will act in a manner which will serve the interests of SPX and not the Company's shareholders. Since the interest of SPX consists in acquiring the Company at the lowest possible cost to SPX and at the lowest possible price to the Company's shareholders, the interests of an SPX-controlled Board will by definition be directly contrary to your interests as shareholders of the Company.

               SPX claims the SPX Designees will promote SPX's interests "subject to their fiduciary duties as directors of the Company". Your Board, however, does not believe it is realistic to expect the SPX Designees to consider carefully and objectively the attractiveness of the Proposed Offer compared to other alternatives, to pursue actively alternatives that would frustrate an SPX business strategy personally crafted by a majority of the SPX Designees, to negotiate forcefully for better terms with SPX, or to pursue remedies if SPX were to breach any agreement that SPX might enter into with the Company. Indeed, SPX is doing its best to insulate the SPX Designees from their duties to the Company's shareholders by indemnifying each of them for potential wrong-doing related to his possible future service as a Company director. Even if the SPX Designees control the Company, SPX will not have any obligation to commence or complete the Proposed Offer (or any other offer) or to complete the Proposed Combination. In effect, SPX is asking you to put the SPX Designees in a position where they will determine, together with SPX, whether and on what terms your Company will be sold to SPX. Although the approval of Echlin's shareholders will be required to consummate the Proposed Combination, it is the Board of Directors of Echlin which must set the terms of any transaction that will be presented to Echlin's shareholders. If SPX chooses not to commence or complete the Proposed Offer (or any other offer) or not to complete the Proposed Combination, no vote of the Echlin shareholders can compel it to do so.

Your Board Believes that SPX is Attempting to Use the Special Meeting Process in an Opportunistic Manner

               At this time, SPX has not commenced the Proposed Offer to the Company's shareholders and is not legally bound to commence the Proposed Offer, or any other offer, now or in the future. All SPX has done is to float a proposal which lacks financing commitments and any apparent strategic rationale, and which contains numerous conditions which are within SPX's sole discretion. Even if SPX ultimately decides to commence the Proposed Offer, SPX has reserved the right to amend its terms, including the number of shares SPX might purchase and the nature and amount of the consideration SPX might pay.

               Your Board, with the assistance of its advisors, is carefully and deliberately considering the Proposed Offer and the Proposed Combination in accordance with its fiduciary duties under Connecticut law. SPX wants you to think that quick action on its Proposed Offer is in your best interest. But your Board believes SPX knows that undue haste only helps SPX. SPX's attempt to compel the Company to call the Special Meeting at this time to consider the SPX Proposals cannot be separated from SPX's wider goals: to acquire the Company at the lowest possible cost to SPX and at the lowest possible price to the Company's shareholders.

               Your Board believes that SPX is attempting to exploit the right to call a special meeting so that it can take advantage of what Mr. Blystone has described as a "major weakness in its [the Company's] takeover defenses" to dismantle the protections which you as Echlin shareholders enjoy under the Connecticut Business Corporation Act and the Company's Rights Plan. Your Board believes this an opportunistic tactic to enhance the chances of SPX obtaining control of Echlin quickly, cheaply, and on terms that SPX dictates, and urges you to protect the Company and your interests by refusing to deliver a Demand to SPX, or, if you have already delivered a Demand, by revoking it as soon as possible.

The Company's Board is Committed to Delivering Value to the Company's
Shareholders

               Your Board is fully committed to delivering value to its shareholders. In furtherance of its commitment to shareholder value, Echlin has instituted a strategic repositioning plan that includes divestiture of underperforming or non-strategic businesses, factory rationalizations, aggressive cost cutting aimed at profit improvements, heightened asset management and cash flows gains, and a steadfast commitment to incorporating the EVA framework. Since the initiation of this plan in fiscal 1997, seven non-core or under performing businesses have been identified and either sold, or placed under contract to be sold, resulting in proceeds to the Company of $281 million. Fourteen facilities have been identified for closure and/or rationalization as part of the Company's repositioning plan. Of the fourteen, four have been completed, eight are currently being processed in accordance with the action plans which have been established and the remaining two facilities are in the final stages of completing their action plans for approval and implementation.

               The Board believes that the prospects for the Company are extremely bright, and that the Company's repositioning strategy is the right strategy for the future. Indeed, in a recent conference call with industry analysts, Mr. Blystone agreed that "the road map that they've [the Company has] tried to lay out including the sale of one of their businesses they announced this morning is fundamentally the right track." This Board has never precluded any alternative that it believes would further the interests of the Company and its shareholders.

SPX Has Not Explained How the SPX Designees Can Deliver Greater Value to the Company's Shareholders than the Current Board.

               In light of the Board's proven commitment to delivering value to the Company's shareholders, SPX must explain how the SPX Designees and SPX's combination plan would provide any greater value before you permit SPX to take the first steps to control the Company.

               Your Board believes that SPX has not yet given any objective support for its assertion that the combination of SPX and Echlin "represents a tremendous opportunity to the shareholders, customers, suppliers, communities and employees of both companies." The Board has noted skepticism among independent analysts about whether there is any strategic rationale or potential to realize synergies underlying SPX's plan to combine Echlin's broad range of aftermarket and OE components with SPX's businesses. According to one research report: "Echlin and SPX operate in very different markets. The importance of long-term customer relationships and brand strength in the parts side of the business would probably be the most significant challenge for an SPX takeover."(*) Another analyst has noted: "There appear to be little operational synergies that would aid in achieving these cost savings. SPX is a manufacturer of shop tools and diagnostic equipment, while ECH [Echlin] is a manufacturer of aftermarket brake systems, ignition parts and OEM fluid delivery tubing."(**)

--------------
(*) Quote taken from a Lehman Brothers report by Joseph S. Phillippi dated February 18, 1998. No permission has been sought or received to quote from, or refer to, published materials cited in this proxy statement.

(**) Quote taken from a Morgan Stanley Dean Witter report by John G. Inch/Stephen J. Ginsberg dated February 17, 1998.


               SPX claims it will achieve annual cost savings of $125 million in the first year after the closing of a combination with Echlin and appears to view those savings as central to the financial rationale for the combination. However, the Board notes that to date very little detail about the basis for achieving these claimed savings, or the increased associated costs that will necessarily be incurred, has been provided. The Board also notes that SPX has not made any attempt to explain how the SPX Designees would go about performing the wide-ranging duties of directors to manage the Company's ongoing businesses, nor has SPX given the Company's shareholders any meaningful information on the experience or qualifications of the SPX Designees to manage the operations of the Company. The Board believes that if the SPX Designees were to obtain control of the Company, the Company's suppliers, employees and customers would be faced with a significant degree of uncertainty, which could create great risks for the Company and its shareholders in the future.

               You should not permit SPX to take the first steps to control of Echlin without these questions and concerns being answered.

               Accordingly, the Board unanimously opposes the SPX Solicitation, unanimously recommends that you DO NOT deliver any Demands (including any Gold demand card) to SPX pursuant to the SPX Solicitation, and is soliciting from you a Revocation of any Demand previously delivered by you to SPX. Whether or not you have previously executed any Demand, the Board urges you to sign, date and deliver the enclosed GREEN revocation card as promptly as possible by mail (using the postage-paid envelope provided) to Morrow & Co. There will be no meeting at which to revoke any Demand you may have previously delivered to SPX, and accordingly you must act quickly.

Background

               In February 1997, Trevor O. Jones, then Chairman and interim Chief Executive Officer of the Company, met informally with John B. Blystone, Chairman and Chief Executive Officer of SPX to discuss a number of general topics concerning the vehicle industry. No specific proposal regarding a business combination between the two companies was made at the meeting.

               In November 1997, Larry W. McCurdy, who had succeeded Mr. Jones as President and Chief Executive Officer of the Company, met with Mr. Blystone to discuss business in general. A possible business combination between the two companies was discussed at the meeting. General discussion regarding a business combination also took place on November 24, 1997, between Robert F. Tobey, the Company's Vice President - Corporate Development and Patrick J. O'Leary, SPX's Vice President - Finance and Chief Financial Officer. However, SPX did not come forward in either meeting with any specific proposal regarding any business combination or with specific evidence of synergies that would result from a business combination. During the course of his meeting with Mr. O'Leary, Mr.
Tobey stated that in order to understand SPX's views regarding potential synergies, the parties should exchange confidential information subject to appropriate protections. Mr. O'Leary categorically rejected the suggestion. Accordingly, Mr. Tobey advised that in these circumstances further discussions would not be fruitful.

               On December 12, 1997, following a conversation between Mr. McCurdy and Mr. Blystone, Mr. McCurdy received a letter from Mr. Blystone setting out Mr. Blystone's thoughts on a business combination of the two companies. The letter stated that SPX was thinking about a price "in the $40's range", and contained a suggestion that the letter itself be shared with the Board.

               On December 17, 1997, the Board had a full discussion of the views expressed in Mr. Blystone's letter. Based on all of the information available to the Board at the time, including the contents of Mr. Blystone's letter, the Board determined that it had no interest in pursuing further discussions with SPX regarding a business combination. That same day, Mr. McCurdy wrote a letter to Mr. Blystone stating that Mr. McCurdy had shared Mr. Blystone's views with the Board, and that the Company's position remained that the Company had no interest in further discussions with SPX regarding a business combination.

               On December 18, 1997, each member of the Board received a letter from Mr. Blystone enclosing a copy of his December 12 letter and reiterating his views on the merits of a business combination.

               On December 23, 1997, Mr. McCurdy discussed by telephone Mr. Blystone's letters of December 12 and December 18 with each member of the Board. Following these discussions, Mr. McCurdy sent a letter to Mr. Blystone stating that the Board was of the unanimous view that the Company did not have an interest in pursuing discussions with SPX.

               On January 6, 1998, the Company was notified by SPX that it was filing a Premerger Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("HSR") seeking to acquire up to 100% of the voting securities of the Company.

               On January 8, 1998, Mr. McCurdy wrote to Mr. Blystone acknowledging receipt of notice of SPX's HSR filing and advising SPX that the Company and its advisors stood ready to aggressively defend Echlin's shareholders' interests.

               On February 17, 1998, the Board of Directors of the Company received a letter from SPX indicating that it was prepared to make an unsolicited offer to acquire all of the outstanding shares of Echlin and stating that SPX desired to enter into negotiations with the Company regarding a business combination, as well as offer materials in connection with the Proposed Offer, preliminary solicitation materials to solicit demands that a special meeting be called and held, and certain other materials which were filed by SPX with the Securities and Exchange Commission that day. On the same day SPX publicly announced details of its Proposed Offer and the Company issued the following press release:


            "ECHLIN INC.  COMMENTS ON HOSTILE TAKEOVER PROPOSAL
                            BY SPX CORPORATION

       -- Auto Parts Company Says It Will Continue To Implement Its Own
                   Strategic Plan To Build Economic Value --

      BRANFORD, Conn., February 17, 1998--Echlin Inc. (NYSE: ECH) confirmed today, in response to SPX Corporation's unsolicited takeover proposal and consistent with its fiduciary responsibilities, that its board of directors will review the SPX proposal in due course. To that end, Echlin has retained Salomon Smith Barney and Davis Polk & Wardwell to assist it in its review of the proposal.

      Echlin stated that stockholders need not take any action at this time with respect to the proposal, and requested they await the recommendation of Echlin's board.

      Echlin Chairman, President and CEO Larry McCurdy said, "Echlin's management and board of directors had previously been contacted by SPX, and after careful evaluation of a proposed combination, unanimously rejected the idea based upon two major concerns: the lack of market synergies between the two companies, and, our significantly different views on the future of the automotive parts business and how it may best be served. At that time, Echlin's board communicated to SPX that such a combination did not make good business sense, and that it was clearly not in the best interests of Echlin's stockholders, customers or employees. Echlin informed SPX that it had no interest in pursuing the matter."

      "The board and management of Echlin reiterated their conviction that prospects for the company are extremely bright. Echlin is making significant progress in implementing its previously announced, strategic repositioning plan," Mr. McCurdy continued. "Key elements of the plan include divestiture of underperforming or non-strategic businesses; factory rationalizations; aggressive cost cutting aimed at profit improvements; heightened asset management and cash flows gains; and, a steadfast commitment to incorporating the EVA framework to enhance value."

      Mr. McCurdy concluded, "Echlin will continue to implement its well-conceived strategic plan to build economic value."

      Echlin, with annual sales of $3.6 billion, manufactures a wide scope of safety- and efficiency-related products for the world's 650 million motor vehicles. It employs 30,000 associates in over 150 operations spread across six continents.

      Certain statements included above are forward-looking, and involve risks and uncertainties which could cause actual results to differ materially from those implied. Information about potential factors identified by the company, which could affect its actual financial results, is included in the company's Form 10-K filed in November 1997 with the SEC."

               On March 4, 1998, Raised Bill No. 5695 (the "Bill") was introduced into the Connecticut House of Representatives by the Judiciary Committee of the Connecticut General Assembly. The Bill has been filed with the Clerk of the General Assembly and is available to the public. If enacted, the Bill would (i) amend the Connecticut Business Corporation Act to prevent shareholders of a public company from removing directors without cause at a special meeting held within twelve months after certain events, including an announcement (such as the announcement of the Proposed Offer) of a plan, proposal or intention to pursue a transaction which would result in a person becoming an interested shareholder of the company, (ii) amend
Section 844 of the Connecticut Business Corporation Act to require approval for certain transactions (such as the Proposed Combination) from a majority of directors in office at the date of the announcement of the proposal for the transaction ("Continuing Directors"), and (iii) amend Section 842 of the Connecticut Business Corporation Act to provide that the failure to obtain approval of a majority of Continuing Directors for certain transactions (such as the Proposed Combination) would trigger the requirements of Section 842 of the Connecticut Business Corporation Act. The Company fully supports the Bill. Echlin has retained advisers in connection with its efforts in support of the Bill. Based on published press reports, it is Echlin's understanding that SPX has also retained advisers to assist SPX with its efforts in opposition to the Bill

               On March 6, 1998, SPX filed definitive proxy materials with the Securities and Exchange Commission. On that same day, Mr. Blystone wrote a further letter to the Company's Board of Directors describing SPX's objection to the Bill and requesting negotiations with respect to the Proposed Combination, and released a press release to the same effect. In response, the Company issued a press release pointing out that even after passage of the Bill, Echlin's corporate governance would provide shareholders with more voice in Echlin than SPX shareholders have in SPX. Echlin believes that the statements made in Mr. Blystone's letter are inaccurate. For example, Mr. Blystone's letter to the Echlin Board (which was publicly released by SPX) stated in connection with the proposed legislation: "Even if 100% of Echlin shareholders voted to remove directors, they could not be removed for a year." In fact the proposed legislation does not prevent any changes in the Echlin Board for a period of one year: it prevents only removal of directors without cause at special meetings and does not restrict removals for cause at any time or removals without cause at any annual general meeting.

Certain Litigation Against the Company

               On or about February 18, 1998, Geoffrey and Jordana Miller filed a complaint (the "Miller Complaint") in the Superior Court of Connecticut, Judicial District of New Haven, against Echlin and certain directors of Echlin. The Miller Complaint is brought on behalf of a purported class of all shareholders of Echlin and alleges that Echlin and the director defendants have breached their fiduciary duties to Echlin shareholders by failing to negotiate with SPX concerning its acquisition overtures and failing to take steps to maximize shareholder value and Echlin's attractiveness as a potential acquisition candidate. The Complaint seeks to enjoin defendants from taking any action that does not maximize the shareholder value of Echlin and unspecified monetary damages.

               On or about February 19, 1998, Park East, Inc. filed a complaint (the "Park East Complaint") in the United States District Court for the District of Connecticut against Echlin and certain directors of Echlin. The Park East Complaint is brought on behalf of a purported class of all shareholders of Echlin and alleges the same fiduciary duty claims as are alleged in the Miller Complaint, as well as claims that the Connecticut Anti-Takeover Statutes are unconstitutional. The Park East Complaint seeks to order the defendants to cooperate fully with any entity proposing a transaction, as well as unspecified monetary damages and a declaration that the Connecticut Anti-Takeover Statutes are unconstitutional.

               The Company and the Board believe that the allegations in both the Miller Complaint and the Park East Complaint are without merit.

Effect of Execution and Delivery of Gold Demand Cards and Green Revocation Cards; Revocations

               Section 33-696 of the Connecticut Business Corporation Act states that a corporation which has a class of voting stock registered pursuant to Section 12 of the Securities Exchange Act of 1934 shall hold a special meeting of shareholders if the holders of at least thirty-five percent of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting sign, date and deliver to the corporation's secretary one or more written demands for the meeting describing the purpose or purposes for which it is to be held. Section 33-696 of the Connecticut Business Corporation Act provides that, if not otherwise fixed by a company's By-laws or its board of directors, the record date for determining shareholders entitled to demand a special meeting is the date the first shareholder signs the demand. The record date ("Record Date") with respect to the Special Meeting is February 17, 1998. As of February 17, 1998, there were 63,248,939 shares of the Company's Common Stock outstanding. Accordingly, SPX would need to deliver to the Company unrevoked Demands from holders of 22,137,129 shares of Common Stock to satisfy the thirty-five percent requirement under Section 33-696.

               The By-laws of the Company state that, upon written request of the requisite holders, the President of the Company shall call a special meeting. SPX has indicated that following receipt of the requisite Demands, it will deliver the Demands to the Secretary of the Company and request the Secretary to cause notice of the Special Meeting to be given to the Company's shareholders. The Company intends to give effect to all valid Revocations (including GREEN revocation cards), whether such valid revocations are received before or after receipt of the requisite Demands. The Company believes it is required to call the Special Meeting within thirty days of receiving the requisite Demands if such Demands are not revoked prior to the call of such meeting. At the present time the Company has not determined at what time during this period it will call for a Special Meeting.

               Section 33-697 of the Connecticut Business Corporation Act states that the Connecticut Superior Court may summarily order a special meeting of a corporation to be held if notice of the special meeting is not given within thirty days after the date the demand is delivered to the corporation's secretary or if the special meeting is not held in accordance with the notice. Section 33-699 of the Connecticut Business Corporation Act states that corporation shall notify shareholders of the date, time and place of a special meeting no fewer than ten nor more than sixty days before the meeting date. The Company's By-laws contain a substantially similar provision.

               A Demand (including a Gold demand card) may be revoked by filing with the Secretary of the Company a signed and dated GREEN revocation card or any other form of written notice of revocation which is signed and dated and clearly expresses your intention to revoke your previously executed Demand. A shareholder's revocation of a previously executed Demand will have the effect of opposing SPX's request for the Special Meeting. If you have not previously executed a Demand, your GREEN revocation card will have no legal effect in determining whether the Company must call the Special Meeting. Whether or not you have previously executed a Demand, the Company urges you to complete, sign, date and deliver the enclosed GREEN revocation card, or any other form of written notice revoking a Demand, as promptly as possible by mail (using the postage-paid envelope provided) to Morrow & Co.

               You may also revoke a Revocation (including a GREEN revocation card) by filing with the Secretary of the Company a form of written notice of revocation which is signed and dated and clearly expresses your intention to revoke your previously executed Revocation. Your latest dated submission will supersede any earlier-dated Demand, Revocation or other written notice of revocation. THERE WILL BE NO MEETING AT WHICH TO REVOKE ANY DEMAND OR REVOCATION. YOUR BOARD URGES YOU TO ACT QUICKLY TO REVOKE ANY DEMAND YOU MAY HAVE PREVIOUSLY DELIVERED TO SPX.

Participants in The Revocation Solicitation

               Revocations are being solicited by and on behalf of the Company. All expenses of this solicitation, including the cost of preparing and mailing this Revocation Solicitation Statement, will be borne by the Company. In addition to solicitation by use of the mails, Revocations may be solicited by directors, certain officers, and employees of the Company in person or by telephone, telegram, telex, telecopier, facsimile, advertisement, courier service, or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for out-of-pocket expenses in connection with such solicitation. In addition, the Company has retained Morrow & Co., Inc. ("Morrow") to assist in the solicitation of Revocations. The Company has agreed that Morrow will be paid a solicitation fee not to exceed $50,000, plus reimbursement for their reasonable out-of-pocket expenses. The Company has also agreed to indemnify Morrow against certain liabilities and expenses, including certain liabilities and expenses under the federal securities laws. It is anticipated that Morrow will employ approximately 60 persons to solicit shareholders.

               The Company has engaged Salomon Brothers Inc and Smith Barney Inc. (collectively doing business as Salomon Smith Barney) ("Salomon") to act as its financial advisor in connection with the Proposed Offer and related matters, including this solicitation. Salomon may assist in the solicitation of Revocations. Pursuant to the terms of an engagement letter dated February 26, 1997, the Company has agreed to pay Salomon for its financial advisory services (i) an initial retainer fee of $50,000,
(ii) additional quarterly fees of $50,000 during the term of Salomon's engagement, (iii) additional customary fees as the Company and Salomon may agree on from time to time, and (iv) reasonable expenses arising from the engagement. The Company will also indemnify Salomon against certain liabilities, including liabilities under the Federal Securities laws. Salomon will not receive any fee for, or in connection with, any solicitation activities apart from the fees it is otherwise entitled to receive under its engagement. Salomon does not admit or deny that any of its directors, officers or employees is a "participant" as defined in
Schedule 14A promulgated by the Commission under the Securities Exchange Act of 1934, as amended, or that such Schedule 14A requires the disclosure of certain information concerning such persons. In the normal course of its business, Salomon regularly buys and sells the Common Stock and other securities for its own account and for the accounts of its customers, which transactions may result from time to time in Salomon and its associates having a net "long" or net "short" position in the Common Stock or other securities or option contracts or derivatives in or relating to the Company's securities. As of February 20, 1998 Salomon beneficially held a "net long" position of 241,678.36 shares of Common Stock. If Salomon assists the Company in connection with the solicitation of Revocations, such activity will be carried out by a team of individuals consisting of officers and employees of Salomon identified in Schedule A.

               The Company estimates that its total expenditures relating to the solicitation (excluding costs representing salaries and wages of regular employees and officers of the Company) will be approximately $1,000,000. The Company to date has incurred estimated total expenses of approximately $600,000. In addition to the members of the Board (which consists of Messrs. Creamer, Dauch, DeVane, Echlin, Jensen, Jones, McCurdy, Nusbaum and Rivard), Company's executive officers and certain officers of its subsidiaries may solicit Revocations. The business address for each of the members of the Board and the officers named above is, and the Company's executive offices are located at, 100 Double Beach Road, Branford, Connecticut 06405. For further information with respect to participants in the solicitation, including the names of its executive officers and certain officers of its subsidiaries who may solicit Revocations, and certain transactions by those participants in the Company's shares of Common Stock, see Schedules A and B.

Change in Control Severance Policy

               The Company has established a Change In Control Severance Policy covering some 350 designated employees of Echlin Inc. and its domestic U.S. subsidiaries, including the Named Executive Officers. A "change in control" event of Echlin Inc. is defined as: (i) more than 30 percent of Echlin's outstanding Common Stock being beneficially held or acquired by any person or entity; (ii) more than 20 percent of Echlin's outstanding Common Stock being purchased pursuant to a tender or exchange offer; (iii) Echlin Inc. merging or consolidating with or selling substantially all of its assets to another entity and Echlin Inc. not being the surviving corporation; or (iv) during any two year period, a majority of individuals who are Directors of Echlin Inc. at the beginning of the period ceasing to be Directors by the end of the period, unless the nomination of each new Director is approved by a two-thirds majority of those who are Directors at the beginning of the period. If the Special Meeting is held, removal of the Board of Directors from office would constitute a "change of control" event. The Board of Directors must declare whether such an event qualifies as a change in control event under the Echlin Inc. Change In Control Severance Policy.

               Employees covered by the policy receive special severance benefits if, within two years after a qualified change in control, the employee terminates for "good reason" because (i) there has been an adverse change in the employee's duties, responsibilities, title, position, compensation, benefits or general status; (ii) the employee is required to relocate to a place of business more than 50 miles from the location where the employee works at the time of the change in control; (iii) the employee is terminated for reasons other than for cause; or (iv) for Echlin Inc. corporate officers, including the Named Executive Officers other than Mr. Jones and Mr. Mancheski (who has retired), the employee elects to terminate his or her employment during the 30-day period commencing one year after the change in control.

               Severance benefits are payable within 30 days of termination and consist of a lump sum payment equivalent to the sum of the higher of the employee's annual base salary and most recent executive bonus, if applicable, either as of the date of the change in control or the date of the termination for a period varying from 7.5 months to 36 months depending upon the employee's employment level. The Named Executive Officers other than Mr. Jones and Mr. Mancheski qualify for the payment equivalent to 36 months. Employees covered by the policy continue to receive other benefits such as medical insurance for a period equivalent to the period associated with their severance payment. The policy also provides that all outstanding performance units under the Company's long-term incentive plan immediately vest on the date of the change in control. Performance units are valued at 100 percent of their original targeted value multiplied by a fraction representing the number of months lapsed in the three-year vesting cycle. Further, if the Board of Directors declares a qualifying change in control event, all options will be deemed to have stock appreciation rights attached. In some cases, such severance payments are increased to compensate for any excise taxes resulting from the payment and any other benefits extended based upon the change in control.

               If a covered employee's employment ends after a change in control because of death, disability or for cause, or if the employee voluntarily terminates employment, other than as provided in the severance policy, the employee will get no special severance benefits.

Security Ownership of Certain Beneficial Owners and Management

               The following shareholders are beneficial owners of more than five percent (5%) of the shares of Common Stock as of February 17, 1998. The Company has no other class of equity security outstanding:

               The following table sets forth information as to the only persons known to the Company to be the beneficial owner of more than five percent of the Company's Common Stock:

                                                     Amount and Nature of
Name and Address of Beneficial Owner                 Beneficial Ownership           Percentage of Class
------------------------------------                 --------------------           -------------------
Scudder Kemper Investments, Inc.
Two International Place
Boston, MA  02110-4103                              4,579,317    (1)                        7.24%

McKay-Shields Financial Corporation
Investment Advisors
9 West 57th Street
New York, New York  10019                           4,349,380    (2)                        6.88%

The Capital Group Companies, Inc
333 South Hope Street
Los Angeles, California 90071                       3,582,400    (3)                        5.66%


________________
(1)  Scudder Kemper Investments, Inc., has sole voting power with respect to 969,650 shares, shares voting power with respect to 3,358,544, sole dispositive power with respect to 4,549,973 and shares dispositive power with respect to 29,344 shares as reported on Schedule 13G filed with the Securities and Exchange Commission on February 12, 1998.

(2) McKay-Shields Financial Corporation, Investment Advisors, has shared voting and shared dispositive power with respect to 4,349,380 shares as reported on Schedule 13F filed with the Securities and Exchange
     Commission on February 13, 1998.

(3) The Capital Group Companies, Inc., through its wholly-owned subsidiaries, including Capital Research and Management Company
     (acting as investment advisor), has sole voting power with respect to 491,400 shares and sole dispositive power with respect to 3,582,400 as reported on Schedule 13G filed with the Securities and Exchange
     Commission on February 10, 1998.



               The following table sets forth information with respect to beneficial ownership as of February 17, 1998 by the Company's current directors, the Company's "named executive officers" for 1997 fiscal year, the Company's chief executive officer, the Company's "named executive officers" for the 1998 fiscal year and by all directors and current executive officers as a group, together with the percentage of the outstanding shares of Common Stock which such ownership represents. Unless otherwise indicated, the beneficial ownership consists of sole voting and investment power with respect to the shares indicated, except to the extent that authority is shared by spouses under applicable law.

                                 Number of Shares of
                                    Common Stock          Percentage of
Name                             Beneficially Owned           Class
----------------------------     -------------------      -------------

John F. Creamer, Jr.(1).....            21,750 shares
Richard E. Dauch   .........             1,135 shares           *
Milton P. DeVane(2).........            13,600 shares           *
John E. Echlin, Jr.(3)......           634,392 shares         1.00%
Donald C. Jensen(4).........             9,050 shares           *
Trevor O. Jones(5)..........           118,350 shares           *
Jon P. Leckerling(6)........            34,589 shares           *
Milton J. Makoski(7)........            41,395 shares           *
Larry W. McCurdy(8).........           108,000 shares           *
William P. Nusbaum..........             3,000 shares           *
Joseph A. Onorato(9)........            40,880 shares           *
Jerome G. Rivard(10)........             6,800 shares           *
Edward D. Toole(11).........            27,264 shares           *


________________
*   Less than 1 percent of class.

(1) Includes 6,750 shares exercisable currently or within 60 days of February 17, 1998, under the Echlin Inc. 1996 Non-Executive Director
     Stock Option Plan.

(2) Includes 12,600 shares exercisable currently or within 60 days of February 17, 1998, under the Echlin Inc. 1996 Non-Executive Director
     Stock Option Plan.

(3) Includes 125,200 shares held in an irrevocable charitable foundation of which Mr. Echlin is a trustee with shared voting rights over such shares and 61,907 shares owned by Mrs. John E. Echlin, Jr. and 12,900 shares exercisable currently or within 60 days of February 17, 1998 under the Echlin Inc. 1996 Non-Executive Director Stock Option
     Plan.

(4) Shares held indirectly by the Donald C. Jensen Revocable Living Trust dated September 6, 1990. Includes 6,050 shares exercisable currently or within 60 days of February 17, 1998 under the Echlin Inc. 1996 Non-
     Executive Director Stock Option Plan.

(5) Includes 100,000 shares exercisable within 60 days of February 17, 1998 under the Echlin Inc. 1992 Executive Stock Option Plan and 10,850 shares exercisable currently or within 60 days of February 17, 1998 under the Echlin Inc. 1996 Non-Executive Director Stock Option Plan.

(6) Includes 29,029 shares either exercisable currently or within 60 days of February 17, 1998 under the Echlin Inc. 1992 Executive Stock Option
     Plan or credited to Mr.  Leckerling's account in the Echlin Incentive
     Savings and Investment Plan as of August 31, 1997.

(7) Includes 35,045 shares either exercisable currently or within 60 days of February 17, 1998 under the Echlin Inc. 1992 Executive Stock Option
     Plan or credited to Mr.  Makoski's account in the Echlin Incentive
     Savings and Investment Plan as of August 31, 1997.

(8) Includes 100,000 shares either exercisable currently or within 60 days of February 17, 1998 under the Echlin Inc., 1992 Executive Stock
     Option Plan.

(9) Includes 32,780 shares either exercisable currently or within 60 days of February 17, 1998 under the Echlin Inc. 1992 Executive Stock Option
     Plan or credited to Mr.  Onorato's account in the Echlin Incentive
     Savings and Investment Plan as of August 31, 1997.

(10) Includes 3,800 shares exercisable currently or within 60 days of February 17, 1998, under the Echlin Inc. 1996 Non-Executive Director
     Stock Option Plan.

(11) Includes 21,814 shares either exercisable currently or within 60 days of February 17, 1998 under the Echlin Inc. 1992 Executive Stock Option
     Plan or credited to Mr.  Toole's account in the Echlin Incentive
     Savings and Investment Plan as of August 31, 1997.



Committees and Meetings of the Board of Directors

               During the fiscal year ended August 31, 1997, there were ten meetings of the Board of Directors (four of which were telephone meetings). Each director attended at least 75 percent of the aggregate of (i) the total number of meetings of the Board and (ii) the total number of meetings held by all Committees of the Board on which the director served.

               The Board of Directors has established the following committees with responsibilities as described:

               The Executive Committee may exercise all powers that the Board of Directors possesses except those powers delineated in the By-Laws including the power to change the Certificate of Incorporation or By-Laws and the power to declare any dividend or other distribution with respect to the stock of the Company. During the fiscal year, seven meetings of the Executive Committee were held. Messrs. Jones (Chairman), Creamer, DeVane, Echlin, Jensen and McCurdy are members of this Committee.

               The Audit Committee reviews the accounting policies and procedures of the Company and the performance of the internal audit staff, monitors compliance with such policies and procedures and makes recommendations thereon to the full Board. The Audit Committee meets with the Company's independent accountants and reviews and approves in advance the scope of the annual audit and other audits and the type and scope of each non-audit professional service rendered by the Company's independent accountants. The Committee also considers the possible effect that rendering such services might have on the independence of such accountants. The Committee recommends to the Board the appointment of independent accountants for ratification by the shareholders at the Annual Meeting. During the fiscal year, five meetings of the Audit Committee were held. Messrs. Jensen (Chairman), Dauch, DeVane, Echlin and Gustafson are members of this Committee.

               The Compensation and Management Development Committee reviews and approves the Company's basic compensation philosophy covering executive officers and senior management employees as well as the competitiveness of the Company's total compensation practices. The Committee reviews and recommends to the Board the compensation package and employee benefits of the President and Chief Executive Officer and any other officers who are also directors. It also reviews and approves base salaries and short-term incentive awards of officers and key management executives, sets performance measures for the Echlin Inc. Performance Unit Plan (see page 16) and makes recommendations to the Board with respect to the granting of options under the Echlin Inc. 1992 Executive Stock Option Plan. This Committee also reviews and reports to the Board on the status of the Company's organization and succession plans for all key executive positions and the continuity for such positions. During the fiscal year, seven meetings of the Compensation and Management Development Committee were held. Messrs. Jensen (Chairman) and DeVane are members of this Committee.

               The Corporate Governance Committee advises and makes recommendations to the Board on all matters concerning directorships and corporate governance practices, including the structure and membership of all committees of the Board, compensation of directors and the review and recommendation of candidates for election as directors. The Committee will consider shareholder nominations for director sent in accordance with the procedures set forth in the By-Laws to the Corporate Governance Committee, c/o Jon P. Leckerling, Secretary, Echlin Inc., 100 Double Beach Road, Branford, Connecticut 06405. The Committee also reviews and makes recommendations to the Board concerning succession planning for the positions of Chairman of the Board and President and Chief Executive Officer. During the fiscal year, four meetings of the Corporate Governance Committee were held. Messrs. DeVane (Chairman), Creamer, Echlin and Jensen are members of this Committee.

               The Finance Committee reviews periodically the capital structure, financing, dividend and risk management strategies of the Company. The Committee also monitors the performance of management's Investment Advisory Committee and Benefits Committee as to the management and administration of the Company's various defined benefit and defined contribution retirement plans. During the fiscal year, two meetings of the Finance Committee were held. Messrs. Echlin (Chairman) and Nusbaum are members of this Committee.

               The Board established three advisory committees which were discontinued as Board committees as of December 31, 1997. The Scientific Advisory Committee reviewed production and research activities of the various units of the Company and reported on scientific and technological developments with potential impact on the Company's operations. During the fiscal year, four meetings of the Scientific Advisory Committee were held. Phillip S. Myers (Chairman), who has retired as a director as of the Annual Meeting of Stockholders, and Mr. Rivard were members of this Committee. The Asian Development Advisory Council was a Committee of the Board with membership comprised of experienced business executives who had conducted business over a period of years within various countries in the Asian region, and which assisted and advised corporate and Asian-based management and the Board on the conduct and expansion of the Company's business in Asia. During the fiscal year, the Council had one meeting.
Dr. Myers served as Chairman of this Council. The European Advisory Council was comprised of experienced automotive industry executives from various countries within the region and assisted and advised corporate and European-based management and the Board on developments and strategic opportunities in Europe. During the fiscal year, the Council had two meetings. Mr. Jones served as Chairman of this Council.

Compensation of Directors

               The annual retainer paid to outside directors is $25,000. Mr. Jones, as Non-Executive Chairman of the Board, received a monthly retainer of $30,000 and for service as Non-Executive Vice-Chairman of the Board receives a retainer of $25,000 per month for Fiscal Year 1998, in lieu of all other Board and Committee fees and retainers. Mr. Creamer served as Non-Executive Vice Chairman of the Board until December 31, 1997, received a special retainer of $57,777 for Board service from February 20, 1997 through June 30, 1997 and thereafter received Board fees and retainers at twice the normal rate for service as Vice Chairman which ended December 31, 1997. The fee for attendance at each meeting of the Board is $1,200 and $800 is payable for participation in telephone meetings. The standard fee for attendance at each Committee meeting, other than the European Advisory Council and the Asian Development Advisory Council, is $1,000. Chairmen of each Committee, other than the European Advisory Council and the Asian Development Advisory Council are paid an annual retainer of $6,000 and a per meeting fee of $2,000. Scientific Advisory Committee members received a $3,000 annual retainer. European Advisory Council and Asian Development Advisory Council members received an annual retainer of $24,000 and each Council's Chairman received a $36,000 annual retainer.

               Under the 1996 Non-Executive Director Stock Option Plan, directors who are not employees of the Company, annually receive 2,000 options for Board service, 500 options for service as a Board committee chairman, 1,000 options for service on the Executive Committee, 4,000 options for service as Vice Chairman of the Board and 8,000 options for service as Chairman of the Board. The Board also established Non-Executive Director Stock Ownership Guidelines on June 18, 1997 which require outside directors to own Common Stock equal in value to four times the annual retainer. These guidelines are phased in over three years for then current directors and five years for new directors. Options held under the 1996 Non-Executive Director Stock Option Plan do not count as shares held under the guidelines.

               Mr. Creamer is President of Distribution Marketing Services, Inc. Distribution Marketing Services, Inc. provides advice regarding distribution and marketing strategies to various subsidiaries of the Company at a cost in Fiscal Year 1997 of $108,200.

               Dr. Myers provides consulting services to the Company in regard to existing and new technologies within the automotive industry. He was paid a total of $4,289 in Fiscal Year 1997 for these services.

               Mr. Rivard is President of Global Technology and Business Development. Global Technology and Business Development provides consulting services to the Company in regard to patented technologies and business opportunities and was paid a total of $51,581 in Fiscal Year 1997 for these services.

               Mr. DeVane is a former partner in the law firm of Tyler Cooper & Alcorn. Tyler Cooper & Alcorn has been retained by the Company on various legal matters and it is expected that this relationship will continue. Legal fees paid under this arrangement did not exceed five percent of the gross revenues of Tyler Cooper & Alcorn.

Certain Transactions

              In September, 1996, the Company purchased Long Manufacturing Ltd. ("Long") for approximately $173,000,000 from Long's shareholders. Mr. Nusbaum was the principal shareholder of Long, controlling some 40 percent of the shares acquired by the Company. The Company settled a claim for adjustment of the purchase price by approximately $1,000,000 against an escrow provided by the selling shareholders in connection with certain contingencies. Mr. Nusbaum is currently a director of the Company.

              As of February 17, 1998, the directors and twelve executive officers of the Company (including the Named Executive Officers other than Mr. Mancheski, who is neither a director nor executive officer of the Company) as a group owned beneficially 1,161,089 shares of Common Stock or
1.84 percent thereof. Such shares include 441,075 shares either exercisable currently or within 60 days of February 17, 1998 under the Echlin Inc. 1992 Executive Stock Option Plan and the Echlin Inc. 1996 Non-Executive Director Stock Option Plan or, with respect to officers of the Company, held in their respective accounts in the Echlin Incentive Savings and Investment Plan as of February 17, 1998.

Section 16(a) Beneficial Ownership Reporting Compliance

              Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers and persons who own more than ten percent of Echlin's common stock to file initial stock ownership reports and reports of changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. SEC regulations require that the Company be furnished with a copy of these reports. Based on its review of these reports and on written representations from the reporting persons that no other reports were required, the Company believes that all applicable Section 16(a) reporting requirements have been met.

Compensation Committee Interlocks And Insider Participation

              The members of the Compensation and Management Development Committee during Fiscal Year 1997 were Donald C. Jensen (Chairman), Milton
P. DeVane and Trevor O. Jones until his election as Chairman and Interim Chief Executive Officer in February, 1997. All Committee members are outside directors and no Committee member has ever been an officer or employee of the Company or any of its subsidiaries.

Summary Compensation Table

              The following table summarizes the annual and long-term compensation for services to the Company for Fiscal Years 1997, 1996 and 1995 paid to the executives serving as Chief Executive Officer during Fiscal Year 1997 and to each of the four other most highly compensated officers of the Company at August 31, 1997 (such officers being referred to as the "Named Executive Officers").

                                                                   SUMMARY COMPENSATION TABLE


                                                                                           Long-Term Compensation
                                                                                 ------------------------------------------
                                              Annual Compensation                    Awards          Payouts
                               -----------------------------------------------   -------------     ---------
                                                                                                   Long-Term
                                                                                                   Incentive
                                                                  Other Annual      Securities        Plan       All Other
                                                        Bonus     Compensation      Underlying       Payouts   Compensation
Name and Principal Position    Year     Salary ($)     (A)($)      (B)($)         Options(#)(C)      ($)(D)      (E)($)
----------------------------   ----    -----------     ------    -------------    -------------    ---------  -------------
L.W. McCurdy (*)...........  1997        283,330       300,000    3,200,000(1)     100,000               0            0
   President and Chief
      Executive Officer

T.O. Jones (**)............  1997        869,900(2)          0                     110,850(3)            0            0
   Chairman and Interim
      Chief Executive
      Officer

F.J. Mancheski (***).......  1997         360,577            0                     12,975                 0      248,600(4)
   Chairman and Chief        1996         700,000      264,000        1,446(5)     50,000           788,163          900
      Executive Officer      1995         625,000      600,000                     57,000         1,702,575        2,610
      (retired)

J.P. Leckerling............  1997         202,500       58,300                      1,700                 0        1,146
   Executive Vice President  1996         172,500       34,700          131(5)      3,000            72,443        1,445
      Administration,        1995         164,000       65,000                      6,300           192,465        2,612
      General Counsel and
      Corporate Secretary

J.A. Onorato...............  1997         184,000       53,700                      1,775                 0        1,148
   Vice President and        1996         152,500       37,200                      3,000            72,443        1,538
      Chief Financial        1995         145,000       65,000                      6,300           192,465        2,610
      Officer

M.J. Makoski...............  1997         178,000       38,200                      1,700                0        1,046
   Vice President--Human     1996         164,100       34,700                      3,000           79,770        1,445
      Resources              1995         157,000       65,000                      6,300          211,995        2,612



E.D. Toole.................  1997         158,200       32,300                      1,250                0          938
   Vice President,           1996         150,700       32,700                      1,400           47,282        1,608
      Associate General      1995         143,500       39,200                      2,050          131,040        2,624
      Counsel and Assistant
      Secretary

-------------------
*    Mr. McCurdy was elected President and Chief Executive Officer on
     March 7, 1997.

** Mr. Jones was elected Chairman and Interim Chief Executive Officer on February 20, 1997. He became Non-Executive Chairman upon the election of Mr. McCurdy as President and Chief Executive Officer.

*** Mr. Mancheski retired as Chairman and Chief Executive Officer on February 20, 1997.

(A) Annual bonuses received under the Company's Executive Bonus Plan are reported in the year earned, although paid in the subsequent year.

(B) Except as noted, no amounts of "Other Annual Compensation" were paid to each Named Executive Officer, except for perquisites and other personal benefits, securities or properties which for each executive officer did not exceed the lesser of $50,000 or 10% of such individual's salary plus bonus.

(C) Options may have stock appreciation rights attached in accordance with the provisions of the Change in Control Severance Policy described below (see page 19).


(D) Long-term incentive payouts received for three-year performance periods under the Company's Performance Unit Plan are reported in the last year of the performance period during which they were earned, although paid in the subsequent year. Performance unit payouts may be accelerated in accordance with the provisions with the Change in Control Severance Policy described below (see page 19).

(E) Except as noted, the Company contribution under the Echlin Inc. Incentive and Savings Investment Plan (a qualified salary deferral plan under Section 401(k) of the Internal Revenue Code).

(1) Includes amount awarded to Mr. McCurdy to replace unvested long-term compensation benefits forfeited with his prior employer when he joined the Company as President and Chief Executive Officer in March, 1997 which was deferred by Mr. McCurdy under the Company's 1976 Deferred Compensation Plan until the year 2001 and thereafter and $200,000 paid in lieu of Mr. McCurdy's participation in the Performance Unit Plan during Fiscal Year 1997.

(2) Includes $179,900 in Board fees earned by Mr. Jones from September 1, 1996 through February 20, 1997; $630,000 in Chairman and Interim Chief Executive Officer's fees paid February 20, 1997 through June 30, 1997; and $60,000 Non-Executive Chairman's fees paid July 1, 1997 through August 31, 1997.

(3) Includes 100,000 options granted in March, 1997 under the Echlin Inc. 1992 Executive Stock Option Plan when Mr. Jones became Chairman of the Board and Interim Chief Executive Officer and 10,850 options granted in December, 1996 under the 1996 Non- Executive Director Stock Option Plan.

(4) Includes $247,000 paid to Mr. Mancheski under the Supplemental Executive Retirement Plan and the Supplemental Senior Executive Retirement Plan.

(5) Under the Company's 1976 Deferred Compensation Plan, as amended, directors can defer up to 100 percent of their directors' fees and designated officers and key executives can defer up to 25 percent of their salary and bonus and up to 100 percent of their performance unit plan award payment each year. Interest is accrued on deferred accounts at the greater of the average rate of interest paid by the Company on its commercial paper borrowings or the Company's return on assets. The amount shown is the interest accrued on deferred compensation accounts equal to the Company's return on assets but in excess of 120 percent of the Federal long-term interest rate on December 31, 1995 (5.982 percent).


Option/SAR Grants in Fiscal Year 1997

              Shown below is further information on grants of stock options pursuant to the Company's 1992 Executive Stock Option Plan, and in the case of Mr. Jones, options granted under the Echlin Inc. 1996 Non-Executive Director Stock Option Plan during the fiscal year ended August 31, 1997 to the Named Executive Officers. Such grants are reflected in the Summary Compensation Table.

Option/SAR Grants in FY 1997 and FY 1997 Grant Date Value

                                               Individual Grants                                Grant Date Value
                           --------------------------------------------------------      ----------------------------
                                                                                                        Grant Date
                                                                                                       (December 18
                                                                                                       1996, March 7,
                                                                                                         1997 and
                                                                       % of Total                       December 20,
                                                 % of Total          Options Granted     Expiration        1996)
                           Options Granted    Options Granted         to Employees          Date        Present Value
Name                           (#)(A)         to Employees in         Fiscal Year            (C)           ($)(D)
------------------------   ---------------    ----------------      ---------------      ----------     -------------

Larry W. McCurdy........       100,000            29.2453               34.8750            3/07/07        1,100,000
Trevor O. Jones.........        10,850*            3.1731               31.1250           12/20/06          108,066
Frederick J. Mancheski..        12,975             3.7645               30.7500           12/18/06          127,674
Jon P. Leckerling.......         1,700             0.4971               30.7500           12/18/06           16,728
Milton J. Makoski.......         1,700             0.4971               30.7500           12/18/06           16,728
Joseph A. Onorato.......         1,775             0.5191               30.7500           12/18/06           17,466
Edward D. Toole.........         1,250             0.3655               30.7500           12/18/06           12,300

-------------------
*    1996 Non-Executive Director Stock Option Plan.

(A)  No stock appreciation rights ("SAR") were granted in Fiscal Year 1997.

(B) The exercise price is based on the fair market value of the Company's common stock on the date of the grant of the option.

(C) Options may be exercised during a period that begins one year after the date of grant and ends ten years after the date of the grant of the option.

(D) Valuation based on Black-Scholes option pricing model. The Company does not advocate or necessarily agree that the Black-Scholes model can properly determine the value of an option. The actual value, if any, a Named Executive Officer may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised so that there is no assurance the value realized by a Named Executive Officer will be at or near the value estimated by the Black-Scholes model. The value calculations for the options listed above are based on the following assumptions for the December 18, 1996 and December 20, 1996 stock option grants: interest rate of 6.3%; annual dividend yield of 2.6%; and volatility as measured by the standard deviation of .212. For the March 7, 1997 stock option grant, the assumptions were: interest rate of 6.42%; annual dividend yield of 2.6% and volatility as measured by the standard deviation of .207.

Aggregate Option Exercises in Fiscal Year 1997 and Fiscal Year-End
Option Value

     Shown below is information with respect to options exercised by the Named Executive Officers during Fiscal Year 1997 and unexercised options to purchase the Company's Common Stock granted in Fiscal Year 1997 and prior years under the Echlin Inc. 1992 Executive Stock Option Plan to the Named Executive Officers and held by them as of August 31, 1997.


Aggregated Option/SAR Exercises in FY 1997 and FY 1997 Year End
Option/SAR Values



                                                                                                Value of Unexercised
                                                                 Number of Unexercised        in-the-memory Options at
                                  Shares           Value         Options at FY End (#)            FY Ends ($)(B)
                                Acquired on       Realized    ----------------------------    ----------------------------
Name                            Exercise (#)      ($)(A)      Exercisable    Unexercisable    Exercisable    Unexercisable
-------------------------       -----------       --------    -----------    -------------    -----------    -------------
Larry W. McCurdy..........              0               0             0           100,000              0          218,750
Trevor O. Jones...........              0               0             0           110,850              0          283,171
Frederick J. Mancheski....         23,175         312,862       523,465            12,975       9,009,71           81,904
Jon P. Leckerling.........          1,425          29,450        27,700             1,700        338,612           10,731
Milton J. Makoski.........          1,375          18,562        34,720             1,700        491,270           10,731
Joseph A. Onorato.........          1,625          21,734        31,140             1,775        426,027           11,204
Edward D. Toole...........          4,350          66,815        21,045             1,250         345,32            7,890

-------------------

(A) The Value Realized is ordinary income, before taxes, and represents the amount equal to the excess of the fair market value of the shares at the time of exercise over the exercise price.

(B) Represents the fair market value as of August 29, 1997 ($37.0625 per share closing stock price) of the option shares less the exercise price of the options.


Performance Unit Plan

     The Company sponsors a long-term incentive plan known as the Performance Unit Plan for certain key employees of the Company, including the Named Executive Officers other than Mr. Jones, whose responsibilities and job performance can have an impact upon the growth and performance of the Company. At the beginning of each fiscal year, the Compensation and Management Development Committee of the Board, no member of which is a participant under the plan, may award performance units for a forward three-year cycle period to eligible employees.

     The target value for each participant is based on a percentage of benchmark total compensation of executives with similar positions and responsibilities at the Market Median Group. The targeted percentage of total compensation attributable to performance units for the Named Executive Officers varied for Fiscal Year 1997 from 56 percent for Mr. Mancheski, who was serving as Chief Executive Officer at the time of the grant, to 30 percent for Mr. Toole. The actual number of performance units awarded depends on the then current performance rating for the individual and his or her business unit and a target compounded, annual growth rate in earnings per share over the three-year cycle as established by the Compensation and Management Development Committee. The value of each unit will equal the actual earnings per share of the Company's Common Stock over the three-year performance period multiplied by a factor based upon the compounded annual growth rate in earnings per share over such three-year period. The value of each unit will be zero if the actual compounded earnings per share growth rate over the three-year period is less than one-half the targeted growth rate and will be increased by a factor of two if the targeted growth rate is exceeded by 50 percent. The value of a performance unit cannot be determined and does not vest in the participant until the end of the three-year period following the fiscal year in which the performance unit was granted, when the actual earnings per share and compound growth rate can be computed.

     The following table shows estimated future threshold, target and maximum payouts for performance unit awards made during Fiscal Year 1997.


Long-term Incentive Plans--Fiscal 1997 Awards



                   Estimated Future Payments under Non-Stock Price-Based Plans
------------------------------------------------------------------------------------------------------
                                                  Performance
                                                 Period Until
                                    Number of    Maturation or    Threshold       Target      Maximum
                                   of Units(#)     Payout (A)       ($)(C)        ($)(C)       ($)(D)
                                   ----------     ----------      ---------      -------      --------
Larry W. McCurdy.................          0
Trevor O. Jones..................          0
Frederick J. Mancheski...........     44,750        8/31/99         13,276*       60,189*      136,786*
Jon P. Leckerling................      5,825        8/31/99         10,369        47,008       106,831
Milton J. Makoski................      5,825        8/31/99         10,369        47,008       106,831
Joseph A. Onorato................      6,100        8/31/99         10,858        49,227       111,874
Edward D. Toole..................      4,300        8/31/99          7,654        34,701        78,862
All Executive Officers as a
   group (12) including those
   above.........................     86,325        8/31/99         87,279       395,697       899,271
All employees who are not
   Executive Officers, as a
   group.........................    526,100        8/31/99        870,078     3,944,682     8,964,744

-------------------
*    Mr. Mancheski, having retired after only six months of the thirty-six month long-term incentive cycle, is only eligible for one-sixth of the future payout.  The reduced estimated future payout is, therefore, shown.

(A) Performance Unit payouts may be accelerated as a result of a change in control and the value of such units would then be determined in accordance with the provisions of the Change in Control Severance
     Policy described below.

(B) The threshold amount will be earned if 50 percent of the target compounded growth rate of earnings per share over the three year cycle is achieved.

(C) The target amount will be earned if 100 percent of the target compounded growth rate of earnings per share over the three year cycle is achieved.

(D) The maximum amount will be earned if 150 percent of the target compounded growth rate of earnings per share over the three year cycle is achieved.

Pension Plans

     The Company maintains a noncontributory Pension Plan for Echlin Employees (the "Plan") which includes, among the participants, the Named Executive Officers of the Company other than Mr. Jones. A director who is not also an employee is ineligible to participate. The Plan provides that a participant who retires with 30 years of service will receive a pension of 26 percent of final average earnings up to the Average Social Security Covered Compensation plus 44 percent of final average earnings in excess of such Average Social Security Compensation. Final average earnings is based upon cash compensation (comprised of base salary and annual bonus) computed as of the highest five consecutive calendar years of the participant's final ten calendar years of service preceding his or her termination date. Normal retirement occurs at the later of age 65 or completion of five years of service. Participants vest in pension benefits after five years of service or, if the Board of Directors declares a qualifying change in control event (as defined below under the Change In Control Severance Policy), on the date of a change in control of Echlin. In addition, employees receiving lump sum payments under the Change In Control Severance Policy receive credit for years of service equivalent to the period of time associated with their lump sum payment. The Company has also put into effect two supplemental executive retirement plans. The Code limits both the annual pension which may be paid by an employer from plans which are qualified under the Code for federal income tax purposes and the maximum amount of earnings utilized to compute benefits under such plans. The Supplemental Executive Retirement Plan ("SERP") was established by the Board of Directors to provide designated executive employees with the benefits they would have received under the Pension Plan for Echlin. Employees but for the limitations imposed by the Code. All Named Executive Officers other than Mr. Jones participate under the SERP. The second plan, the Supplemental Senior Executive Retirement Plan ("SSERP"), was established by the Board of Directors to provide designated senior executive employees with a benefit increasing the Plan benefit from 44 percent of final average earnings in excess of the Average Social Security Covered Compensation to 60 percent of such final average earnings. Mr. Mancheski is currently the only participant under the SSERP.

     The following illustrative table provides the total annual pension benefits under various years of credited service assuming retirement in 1997 at age 65.

     Illustrative total annual benefits from both the Echlin Inc. Pension Plan and the SERP:

                                         Years of Service at Age 65
                                  ---------------------------------------
Final Average Earnings              15         20        25         30
-------------------------------   -------    -------   -------    -------
$     100,000..................    19,363     25,817    32,271     38,725
      200,000..................    41,363     55,150    68,938     82,725
      400,000..................    85,363    113,817   142,271    170,725
      600,000..................   129,363    172,484   215,604    258,725
      800,000..................   173,363    231,150   298,938    346,725
    1,000,000..................   217,363    289,817   362,271    434,725
    1,200,000..................   261,363    348,484   435,604    522,725


     The current covered five-year compensation average and the current years of credited service for the Named Executive Officers are as follows:
Larry W.  McCurdy, (not yet eligible) $0.00 and 1 year;  Jon P.
Leckerling, $212,580 and 7 years; Milton J. Makoski, $206,907 and 11 years; Joseph A. Onorato, $193,660 and 16 years; Edward D. Toole, $180,577 and 11 years and Frederick J. Mancheski, $1,041,633 and 34 years. Mr. Jones is not a participant under any of the Company's pension or retirement plans. In addition to the benefit shown in the table above, Mr. Mancheski's annual benefit from the SSERP is $164,080.

     The Company has also authorized the establishment of a grantor trust with a trust company for the purpose of paying amounts due under the 1976 Deferred Compensation Plan and the SERP and SSERP described above.

Deadline for Submission of Shareholder Proposals

     Proposals of shareholders intended to be presented at the next Annual Meeting must be received by the Secretary, Echlin Inc., 100 Double Beach Road, Branford, Connecticut 06405 no later than July 17, 1998.




                                         The Board of Directors

                                         By: /s/ Jon P. Leckerling
                                            ----------------------------
                                            Name: Jon P. Leckerling
                                            Title: Senior Vice President
                                               and Corporate Secretary

Date: March 12, 1998







                              SCHEDULE A
                  INFORMATION REGARDING PARTICIPANTS
                    IN THE REVOCATION SOLICITATION

     Set forth in the  tables  below are the  present  principal  occupation or employment, and the name, principal business and address of any corporation or organization in which such employment is carried on, for
(1) each of the directors and executive officers of Echlin Inc. and (2) certain employees and other representatives of Echlin Inc. who may also solicit Revocations from the shareholders of the Company. The principal business address of Echlin Inc. is 100 Double Beach Road, Branford
Connecticut 06405. Unless otherwise indicated, the principal business address for each individual listed below is the address of Echlin Inc. Except as otherwise provided in this Revocation Solicitation Statement (including the Schedules hereto), none of the participants in this Solicitation, (i) directly or indirectly owns any Shares or any other securities of the
Company, (ii) was in the past ten years convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), (iii) is,
or was  within  the  past  year  a  party  to  any   contracts,   arrangements
or understandings with any person with respect to any securities of the Company, including but not limited to joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding or proxies.


Directors of Echlin Inc.

                                           Director
                  Name                      Since          Business Activites Since September 1, 1992
                  -----                    --------        ------------------------------------------
John F. Creamer, Jr (Age 67).............    1986          President and sole shareholder of
                                                           Distribution Marketing Services,
                                                           Inc., Stamford, Connecticut (marketing
                                                           consultants   to  the automotive
                                                           aftermarket); President, Automotive
                                                           Warehouse Distributors Association--
                                                           AWDA (automotive aftermarket parts
                                                           trade association) (1994  to
                                                           present); Director,   R&B  Inc.
                                                           (automotive fasteners supplier);
                                                           Bonded Motors, Inc. (automotive
                                                           engine rebuilders), HiLite Industries
                                                           Inc. (automotive electro magnetic
                                                           clutches and stampings); Vice
                                                           Chairman of the Board (through December
                                                           31, 1997);  member of the Executive
                                                           and Corporate Governance Committees
                                                           of the Board.


Richard E. Dauch (Age 55)................    1997          Chairman, President and Chief Executive Officer,
                                                           American Axle & Manufacturing, Inc., Detroit,
                                                           Michigan (manufacturer of automotive driveline
                                                           systems, chassis components and forged products) (1994
                                                           to present); Private Investor (1992-1993); member of the
                                                           Executive and Corporate Governance Committees of the
                                                           Board.

Milton P. DeVane (Age 68)................    1965          Retired; former partner, Tyler Cooper & Alcorn, LLP,
                                                           New Haven, Connecticut (law firm); Chairman of the
                                                           Corporate Governance Committee and member of the
                                                           Audit, Compensation and Management Development
                                                           and Executive Committees of the Board.

John E. Echlin, Jr. (Age 62).............    1964          Retired; former Account Executive, PaineWebber,
                                                           Guilford, Connecticut (1983-1989); Chairman of the
                                                           Finance Committee and member of the Audit, Corporate
                                                           Governance and Executive Committees of the Board.

Donald C. Jensen (Age 62)................    1991          Retired; former Vice Chairman of Ernst &
                                                           Young (international accounting and
                                                           management consulting firm) (1981-1990);
                                                           Chairman of the Audit and the
                                                           Compensation and Management Development
                                                           Committees and member of the corporate
                                                           Governance and Executive Committees of
                                                           the Board.

Trevor O. Jones (Age 67).................    1991          Chairman and Chief Executive Officer, International
                                                           Development Corporation (management consulting
                                                           firm); retired Chairman of the Board, President and
                                                           Chief Executive Officer, Libbey-Owens Ford Co. (1987-
                                                           1994); Non-Executive Chairman of the Board; Vice
                                                           Chairman of the Board (until February 20, 1997);
                                                           Chairman of the Board and Interim Chief Executive
                                                           Officer (until March 7, 1997); Chairman of the
                                                           Executive Committee, Chairman of the Compensation
                                                           and Management Development Committee (until
                                                           February 20, 1997) and Chairman of the European
                                                           Advisory Council of the Board.

Larry W. McCurdy (Age 62)................    1997          Chairman of the Board (since December 17, 1997);
                                                           President and Chief Executive Officer (since March 7,
                                                           1997); former Executive Vice President-Operations,
                                                           Cooper Industries, Inc. (automotive products
                                                           manufacturer) (1994-1997); former President and Chief
                                                           Executive Officer, Moog Automotive, Inc. (automotive
                                                           products manufacturer) (1985-1994); Director, Breed
                                                           Technologies, Inc. (automotive safety systems
                                                           manufacturer), Lear Corporation (automotive interiors
                                                           manufacturer), Mohawk Industries Inc. (broadloom
                                                           carpet manufacturer).

William P. Nusbaum (Age 52)..............    1996          Principal, Tricap Investors, Inc. (an investment
                                                           partnership); former President, Long Manufacturing
                                                           Ltd., a subsidiary of the Company; former President and
                                                           Chief Executive Officer of Long Manufacturing Ltd.
                                                           (1983-1996) (manufacturer of automotive fluid coolers);
                                                           member of the Finance Committee of the Board.

Jerome G. Rivard (Age 64)................    1991          President, Global Technology and Business
                                                           Development, Inc. (technology and manufacturing
                                                           consultants) (1988 to present); former Vice President
                                                           and Group Executive, Bendix Electronics division of
                                                           Allied-Signal Inc., (1986-1988); member of the
                                                           Scientific Advisory Committee of the Board.




Executive Officers of Echlin Inc.


                   Name                        Age              Business Activities since September 1, 1992
                   ----                        ----             -------------------------------------------
Larry W. McCurdy............................    62       Chairman, President and Chief Executive Officer since
Chairman, President and Chief Executive                  1997; Executive Vice President - Operations, Cooper
Officer                                                  Industries, Inc. from 1994-1997; President and Chief
                                                         Executive Officer, Moog Automotive, Inc. from 1985-
                                                         1994

Jon P. Leckerling...........................    49       Senior Vice President, General Counsel and Company
Executive Vice President, General Counsel                Secretary since 1997; Vice President, General Counsel
   and Corporate Secretary                               and Corporate Secretary from 1990-1997

Milton J. Makoski...........................    51       Senior Vice President, Human Resources, since 1997;
Senior Vice President-Human Resources                    Vice President - Human Resources since 1986

Joseph A. Onorato...........................    48       Senior Vice President and Chief Financial Officer since
Senior Vice President and Chief Financial                1997; Vice President and Treasurer from 1994-1997;
   Officer                                               Treasurer from 1990-1994

Robert F. Tobey.............................    52       Senior Vice President - Corporate Development, since
Senior Vice President-Corporate                          1997; Various managerial positions within Echlin's
Development                                              International Group from 1991 to 1997

Edward D. Toole Jr..........................    67       Vice President, Associate General Counsel and Assistant
Vice President, Associate General Counsel                Secretary since 1997; Associate General Counsel and
and Assistant Secretary                                  Assistant Secretary since 1990

Kenneth T. Flynn Jr.........................    48       Vice President and Corporate Controller since 1997;
Vice President and Corporate Controller                  Assistant Corporate Controller from 1985-1997

Paul R. Ryder...............................    47       Vice President, Investor Relations, since 1997; Director -
Vice President-Investor Relations                        Investor Relations from 1984-1997.

Edward C. Shalagan..........................    45       Treasurer since 1997; Assistant Treasurer from 1988-1997
Treasurer

Thomas P. Marchese..........................    54       Assistant Vice President - Corporate Development, since
Assistant Vice President-Corporate                       1994; Director Business Development U.S. from 1991-
Development                                              1994

Charles W. O'Connor.........................    67       Assistant General Counsel and Assistant Secretary since
Assistant General Counsel and Assistant                  1990
Secretary

Stephen D. Vivier...........................    45       Assistant Treasurer, Tax, since 1997; Director Taxes from
Assistant Treasurer-Tax                                  1990-1997








Other Representatives

Officers of Subsidiaries of Echlin Inc.


        Name                   Present Principal Occupation or Employment
        ----                   ------------------------------------------
Allen Cameron               President, Echlin Automotive Group

Robert Daley                President Echlin Engine Systems Group

Kenneth Collins             Managing Director Quinton-Hazell plc.



Salomon Smith Barney


        Name                   Present Principal Occupation or Employment
       -----                   ------------------------------------------
Michael J. Carr             Managing Director and Co-Head of Mergers and
                            Acquisitions, Salomon Smith Barney

Michael Tedesco             Vice President, Mergers and Acquisitions,
                            Salomon Smith Barney

Gregory J. Dalvito          Associate, Mergers and Acquisitions,
                            Salomon Smith Barney








                                                                   SCHEDULE B

                TRANSACTIONS OF PARTICIPANTS IN THE COMPANY'S SHARES
                              SINCE FEBRUARY 17, 1996

    Set forth in the table below are the transactions engaged in by individuals identified in Schedule A with respect to the Company's shares.

                                              Number of shares Acquired
        Name           Transaction date            (A) or Sold (S)
        ----           ----------------       --------------------------

Dauch, Richard E.          10/22/97                 1,135 (A)

McCurdy, Larry W.          11/12/97                 5,000 (A)
                           10/09/97                 2,500 (A)
                           10/09/97                   400 (A)

Nusbaum, William P.        10/29/96                 1,000 (A)
                           07/02/97                 2,000 (A)

Leckerling, Jon P.         12/16/97                   700 (A)
                           12/16/97                   160 Disposed (Gift)
                           12/16/96                   850 (A)
                           12/16/96                   575 (A)
                           12/16/96                   100 Disposed (Gift)

Onorato, Joseph A.         10/09/96                 1,625 (A)
                           10/16/97                 1,075 (A)

Flynn, Kenneth T.          10/09/96                 1,625 (A)
                           10/09/96                   950 (S)
                           10/07/97                   975 (A)
                           10/07/97                   340 (S)

Makoski, Milton J.         10/08/96                 1,375 (A)
                           10/06/97                 1,975 (A)

Ryder, Paul R.             08/28/97                   475 (A)
                           08/28/97                   400 (A)
                           08/28/97                 1,020 (A)
                           08/28/97                    20 (A)
                           08/28/97                   700 (S)
                           11/21/97                   300 (A)

Shalagan, Edward C.        10/09/96                   675 (A)
                           10/01/97                   425 (A)

Tobey, Robert F.           10/07/96                 2,200 (A)
                           02/11/98                 1,400 (A)
                           02/11/98                 3,520 (A)
                           02/11/98                 3,200 (A)
                           02/11/98                 4,775 (A)

Toole, Edward D.           09/19/96                 2,375 (A)
                           01/02/97                 1,975 (A)
                           01/02/98                 1,100 (A)

Marchese, Thomas P.        10/04/96                   800 (A)







                                   ECHLIN INC.
                     REVOCATION CARD SOLICITED ON BEHALF OF
                        BOARD OF DIRECTORS OF ECHLIN INC.
                IN OPPOSITION TO THE SPX SOLICITATION OF DEMANDS
                            TO HOLD A SPECIAL MEETING

     The undersigned shareholder, acting with regard to all shares of common stock, par value $1.00 per share, of Echlin Inc entitled to vote and held by the undersigned, hereby REVOKES any previously executed demand requesting the demand for a special meeting of shareholders (the "Special Meeting") described in the Demand Solicitation of SPX Corporation and hereby confirms that the undersigned has the power to deliver a revocation of demand for the number of shares represented hereby.

     THE BOARD OF DIRECTORS OF ECHLIN INC. UNANIMOUSLY RECOMMENDS THAT YOU SIGN, DATE AND DELIVER THIS GREEN REVOCATION CARD AS PROMPTLY AS POSSIBLE BY MAIL (USING THE POSTAGE-PAID ENVELOPE PROVIDED), WHETHER OR NOT YOU HAVE PREVIOUSLY EXECUTED ANY DEMAND (INCLUDING ANY GOLD DEMAND CARD). THERE WILL BE NO MEETING AT WHICH TO REVOKE ANY DEMAND.

     Please sign this revocation card exactly as your name appears hereon. If signing as Attorney, Administrator, Executor, Guardian, or Trustee, please give title as such. If a Corporation, this signature should be that of an Authorized Officer who should state his or her title. If a Partnership, sign in Partnership name by authorized person. If your shares are held jointly, this revocation card should be signed by one or both of the joint owners. Signed but unmarked revocations will be deemed to revoke all previously given demands for the number of shares represented hereby by the Undersigned.



SIGNATURE
Title(s) (if applicable)           ------------------------------------------
                                   ------------------------------------------



SIGNATURE (IF HELD JOINTLY)
Title(s) (if applicable)           ------------------------------------------
                                   ------------------------------------------

Dated: ____________, 1998